Exhibit 10.15

CEO and EVP Salary and Bonus Arrangements

On February 23, 2005, the Compensation and Benefits Committee (the “Committee”) of the Board of Directors of First Data Corporation (the “Company”) approved the following 2005 base salaries, target bonuses and incentive awards, and 2004 bonus payments for the Company’s executive officers after a review of performance and competitive market data.

Name and Title	2005 Base Salary	2005 Bonus Target		Stock Option Grant(1)	Long-Term Performance Award		2004 Bonus Payment	Deferred Payment Bonus (2)
Charles T. Fote Chairman and Chief Executive Officer	$1,100,000	$1,400,000	(3)	300,000	100,000	(4)	$1,100,000	$0
Guy A. Battista Executive Vice President, Chief Information Officer	$525,000	$500,000	(5)	100,000	35,000	(6)	$450,000	$550,000
Scott H. Betts President, Enterprise Payments	$550,000	$600,000	(7)	125,000	40,000	(6)	$600,000	$600,000
Michael D’Ambrose Executive Vice President, HR	$525,000	$500,000	(5)	100,000	35,000	(6)	$450,000	$550,000
Christina A. Gold President, Western Union Financial Services	$650,000	$700,000	(7)	150,000	50,000	(6)	$600,000	$750,000
Kimberly S. Patmore Executive Vice President, Chief Financial Officer	$525,000	$500,000	(5)	100,000	40,000	(6)	$450,000	$550,000
Pamela H. Patsley President, First Data International	$550,000	$600,000	(7)	125,000	40,000	(6)	$600,000	$600,000
James L. Schoedinger President, Card Services	$500,000	$500,000	(7)	110,000	35,000	(6)	$500,000	$500,000
Michael T. Whealy Executive Vice President, General Counsel & Chief Administrative Officer	$525,000	$500,000	(5)	100,000	35,000	(6)	$500,000	$550,000

(1)	Options were granted under the Company’s 2002 Long-Term Incentive Plan and carry an exercise price of $40.075 per share, 100% of the fair-market value of the underlying common stock on the date of grant. The options will expire on February 23, 2015 and become exercisable in increments of one-fourth each year beginning on the first anniversary of the date of the grant.
(2)	Approved to be paid in March 2006 if the executive is still employed by the Company.
(3)	Pay out pursuant to the Company’s Senior Executive Incentive Plan, which was approved by shareholders.
(4)	Restricted stock award that vests in increments of one-fourth each year with the first increment vesting on February 23, 2005.
(5)	Pay out based upon performance as measured by the Company’s revenues, operating profits and earnings per share and is subject to adjustment to reflect the executive’s performance. Payout will be increased by $100,000 if Mr. Betts, Ms. Gold, Ms. Patsley and Mr. Schoedinger each earn their 2005 target bonus.
(6)	Restricted stock award that vests 25% per year beginning on the first anniversary of the date of the grant.
(7)	Pay out based upon performance as measured by the applicable business unit revenues and operating profits, as well as the Company’s earnings per share, and is subject to adjustment to reflect the executive’s performance.

From time to time, the Company’s executive officers receive certain perquisites and personal benefits that may include personal use of the Company’s aircraft, personal use of tickets to certain professional events, personal financial planning up to $20,000 per year, country club membership expenses, and reimbursement for relocation and moving expenses. With the exception of relocation and moving expenses, generally the value of such perquisites does not exceed $50,000 per year per executive.